Exhibit 99.1

OUR MISSION

Financially empowering the next generation.

01 | sezzle

CONTENTS

03	RESULTS FOR ANNOUNCEMENT TO THE MARKET

05	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

15	PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

19	NOTES TO THE PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

UNDER ASX LISTING RULE 4.3A

COMPANY DETAILS

Name of Entity: Sezzle Inc.

ARBN: 633 327 358

Reporting Period: For the year ended December 31, 2021

Previous Period: For the year ended December 31, 2020

RESULTS FOR ANNOUNCEMENT TO THE MARKET

Sezzle is a technology-driven payments company based in the United States with the mission of financially empowering the next generation. The Company is registered as a ‘foreign company’ in Australia, under the Corporations Act, under the name Sezzle Inc. (ARBN 633 327 358). All amounts are expressed in US Dollars unless otherwise stated. The Company’s results for announcement to the market are as follows:

December 31, 2021		December 31, 2020	% Change	Up / Down
Total income[1]	$114,816,635	$58,788,273	95%	Up
Net loss after tax	(75,168,363)	(32,392,740)	132%	Up
Total comprehensive loss	(75,098,957)	(31,898,235)	135%	Up

1 Total income is comprised of Sezzle income (merchant fees and consumer reschedule fees, less financing origination costs) and consumer account reactivation fee income.

Total income increased by 95% to $114.8 million during the year ended December 31, 2021, compared to $58.8 million during the year ended December 31, 2020. The growth is primarily driven by increases in all the Company’s key performance metrics, including Active Merchants, Active Consumers, Underlying Merchant Sales, and Merchant Fees. Net loss after tax increased by 132% to $75.2 million, compared to $32.4 million in the prior year. This increase is driven by additional investments in personnel, transaction expenses related to processing consumer transactions, marketing expenses to increase market share, and research and development to further develop the Company and its product.

NET TANGIBLE ASSETS PER SHARE

As of	December 31, 2021	December 31, 2020	% Change	Up / Down
Net Tangible Assets	$36,881,454	$59,421,371
Total number of shares	204,230,939	196,926,674
Net Tangible Assets per Share	$0.18	$0.30	40%	Down

03 |

DIVIDENDS

No dividends on common shares were proposed, declared, or issued during the year ended December 31, 2021.

BASIS OF PREPARATION

The results of the Company are reported under accounting principles generally accepted in the United States of America (US GAAP) and are denominated in US Dollars.

AUDIT STATUS

The financial information in this report is based on the Company’s Preliminary Consolidated Financial Statements, which are in the process of being audited.

CHANGES IN CONTROL OVER ENTITIES

The following entities were incorporated on February 5, 2021, June 23, 2021, and September 8, 2021 respectively:

Name	Country of Incorporation	% Equity Interest
Sezzle Funding SPE II Parent, LLC	United States	100%
Sezzle Holdings IV, Inc.	United States	100%
Sezzle Brasil Ltda.	Brazil	100%

For the year ended December 31, 2021, Sezzle has not obtained interest in any associate or joint venture entities.

OTHER INFORMATION

Other Appendix 4E disclosure requirements under Listing Rule 4.3A, which includes additional information on the results of the Company, is contained in the Company’s Preliminary Consolidated Financial Statements for the year ended December 31, 2021. This document should be read in combination with any public announcement made during the period, pursuant to the continuous disclosure requirements of the Corporations Act 2001 and the ASX Listing Rules.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 04

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a purpose-driven payments company that is on a mission to financially empower the next generation. Launched in 2017, we have built a digital payments platform that allows merchants to offer their consumers a flexible alternative to traditional credit. As of December 31, 2021, our platform has supported the business growth of 47,000 Active Merchants while serving 3.4 million Active Consumers. Through our payments products we aim to enable consumers to take control over their spending, be more responsible, and gain access to financial freedom. Our vision is to create a digital ecosystem benefiting all our stakeholders—merchant partners, consumers, employees, communities, and investors—while continuing to drive ethical growth.

The Sezzle Platform connects consumers with merchants via our core proprietary, digital payments platform that instantly extends credit at the point-of-sale. Our core product is differentiated from traditional lenders through our credit-and-capital-light approach, and we believe that it is mutually beneficial for our merchants and consumers given the network effects inherent in our platform. We enable consumers to acquire merchandise upfront and spread payments over four equal, interest-free installments over six weeks. We realize high repeat usage rates by many of our consumers, with the top 10% of our consumers measured by Underlying Merchant Sales (UMS, as defined below) transacting an average of 49 times per year based on the transaction activity during the rolling twelve months ended December 31, 2021, although historical transaction activity is not an indication of future results.

Our core product offering is completely free for consumers who pay on time; instead, we generate a substantial majority of our revenues by charging our merchants fees in the form of a Merchant Discount Rate. We also offer Sezzle Up, an upgraded version of the core Sezzle experience which provides a credit-building solution for new-to-credit consumers, helping consumers adopt credit responsibly and build their credit history. Additionally, we have expanded our product suite to provide consumers with access to a long-term installment lending option through partnerships.

A critical component of our business model is the ability to effectively manage the repayment risk inherent in allowing consumers to pay over time. To that end, a team of Sezzle engineers and risk specialists oversee our proprietary systems, identify transactions with elevated risk of fraud, assess the credit risk of the consumer and assign spending limits, and manage the ultimate receipt of funds. Further, we believe repayment risk is more limited relative to other traditional forms of unsecured credit because consumers primarily settle 25% of the purchase value upfront. Additionally, ongoing user interactions allow us to continuously refine and enhance the effectiveness of these platform tools through machine learning.

05 |

Factors Affecting Results of Operations

We have set out below a discussion of the key factors that have affected our financial performance and that are expected to impact our performance going forward.

Adoption of the Sezzle Platform

Our ability to profitably scale our business is reliant on adoption of the Sezzle Platform by both consumers and merchants. Changes in our Active Merchant and Active Consumer bases (as such terms are defined below) have had, and will continue to have, an impact on our results of operations. It is costly for us to recruit (and in some cases retain) Active Merchants. Turnover in our merchant base could result in higher than anticipated overhead costs.

We believe that we have built a sustainable, transparent business model in which our success is aligned with the financial success of our merchants and consumers. We earn fees from our merchants predominately based on a percentage of the UMS value plus a fixed fee per transaction, or the Merchant Discount Rate. We pay our merchants for transaction value upfront net of the merchant fees owed to us and assume all costs associated with the consumer payment processing, fraud and payment default. Merchant-related fees comprised approximately 82% and 81% of our Total Income for the years ended December 31, 2021 and 2020, respectively.

Growth and Diversification of Merchants offered on the Sezzle Platform

We depend on continued relationships with our current merchants or merchant partners and on the acquisition of new merchants to maintain and grow our business. We added 20,300 Active Merchants during the year ended December 31, 2021, respectively, totaling 47,000 Active Merchants on the platform at the end of the same period. Although for the year ended December 31, 2021, we did not currently depend on any one merchant for more than 10% of Merchant-related fees, our business is still at a relatively early stage and our merchant revenue is not as diversified as it might be for a more mature business.

Our integration into scaled e-commerce platforms is expected to give more merchants the opportunity to offer Sezzle as a payment option at checkout, and we expect that our partnerships with larger retailers will familiarize more consumers with the Sezzle Platform.

In addition, investment in sales, co-marketing, and offering of competitively priced merchant fee rates and incentives are critical for us to onboard new and retain existing merchants and grow utilization of the Sezzle Platform. We currently provide our merchants with a toolkit to grow their businesses. Our merchants gain access to our marketing efforts that begin with a launch campaign to introduce new brands to Sezzle consumers. We face intense competitive pressure to bring new larger merchants on to our platform. In order to stay competitive, we have and may continue to need to adjust our pricing or offer incentives to larger merchants to increase payments volume. These pricing structures with merchants include up-front cash payments, fee discounts, rebates, credits, performance-based incentives, marketing, and other support payments that impact our revenues and profitability. We expect to continue to incur substantial costs to acquire these larger merchants. Certain agreements contain provisions that may require us to make payments to certain merchants and are contingent on us and/or the merchants meeting specified criteria, such as achieving volume targets and implementation benchmarks. If we are not able to increase our volumes as predicted, the financial impact of these incentives, fee discounts, and rebates, these arrangements with certain merchants will impact our results of operations and financial performance.

There is a risk that we may lose merchants for a variety of reasons, including a failure to meet key contractual or commercial requirements, or merchants shifting to other service providers, including competitors or in-house offerings. We also face the risk that our key partners could become competitors of our business if such partners are able to determine how we have designed and implemented our model to provide our services.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 06

New Products

Our expanding product suite enables us to further promote our mission of financial empowerment, and the adoption of these products by our consumers is expected to drive operating and financial performance. In partnership with TransUnion, we engineered Sezzle Up, an upgraded version of the core Sezzle experience that supports consumers in building their credit scores by permitting us to report their payment histories to credit bureaus. As these consumers pay on time, their credit scores and spending limits on the Sezzle Platform can increase, which is likely to result in larger purchases that will generate an increase in merchant fees. Other parts of our product suite and proprietary merchant interface are specifically designed to streamline the merchant experience. For example, we believe that our Sezzle Virtual Card bolsters our omnichannel offering and provides a rapid-installation, point-of-sale option for brick-and-mortar retailers through its compatibility with Apple Pay and Google Pay. With the Sezzle Virtual Card, consumers can enjoy in-store shopping with the convenience of immediately tapping into the Sezzle Platform with the “swipe” of their card at the point-of-sale. In addition, we work with other lending partners to offer consumers longer-term, monthly fixed-rate installment-loan products, which will support consumer purchases for big ticket items and earn us a fee on such transactions. We continue to engage new partners to adopt our existing products and strategize on new products to complement our platform and core products, which we believe will have an impact on continued growth of our business.

Growth of our Consumer Base

To continue to grow our business, we need to maintain and increase our existing Active Consumer base and introduce new consumers to our platform. We rely heavily on our growing merchant base to offer our core product to new consumers at the point of sale for online transactions. We have developed new offerings such as Sezzle Spend to enable our merchants to offer rewards and promotions to new consumers. We have consistently added Active Consumers each quarter since our inception, while the number of transactions per Active Consumer has typically increased each quarter as well. We added 1.2 million Active Consumers during the year ended December 31, 2021, totaling 3.4 million Active Consumers on the platform at the end of the same period. We realize high repeat usage rates as a result of our differentiated offering, with the top 10% of our consumers measured by UMS transacting 49 times per year based on the transaction activity during the rolling twelve months ended December 31, 2021, although historical transaction activity is not an indication of future results.

Managing Credit Risk

A critical component of our business model is the ability to effectively manage the repayment risk inherent in allowing consumers to pay over time. To that end, a team of Sezzle engineers and risk specialists oversee our proprietary systems, identify transactions with elevated risk of fraud, assess the credit risk of the consumer and assign spending limits, and manage the ultimate receipt of funds. Because consumers primarily settle 25% of the purchase value upfront at the point of sale, we believe repayment risk is more limited relative to other traditional forms of unsecured consumer credit. Further, ongoing user interactions allow us to continuously refine and enhance the effectiveness of these platform tools through machine learning.

We absorb the costs of all core product uncollectible receivables from our consumers. The provision for uncollectible accounts is a significant component of our operating expenses, and excessive exposure to consumer repayment failure may impact our results of operations. We believe our systems and processes are highly effective and allow for predominantly accurate, real-time decisions in connection with the consumer transaction approval process. As our consumer base grows, the availability of data on consumer repayment behavior will also better optimize our systems and ability to make real-time consumers repayment capability decisions on a go forward basis. Optimizing repayment capacity decisions of our current and future consumer base may reduce our provision for uncollectible accounts and related charge-offs by providing optimal credit limits to qualified consumers.

Maintaining our Capital-Light Strategy

Maintaining our funding strategy and our low cost of capital is important to our ability to grow our business. We have created an efficient funding strategy which, in our view, has allowed us to scale our business and drive rapid growth. The speed with which we are able to recycle capital due to the short-term nature of our products has a multiplier effect on our committed capital.

Our funding helps drive our low cost of capital. We rely on more efficient revolving credit facilities with high advance rates to fund our receivables over time and also use merchant account payables as an alternative low-cost funding source.

General Economic Conditions and Regulatory Climate

Our business depends on consumers transacting with merchants, which in turn can be affected by changes in general economic conditions. For example, the retail sector is affected by such macro-economic conditions as unemployment, interest rates, consumer confidence, economic recessions, downturns or extended periods of uncertainty or volatility, all of which may influence customer spending, and suppliers’ retailers’ focus and investment in outsourcing solutions. This may subsequently impact our ability to generate income. Additionally, in weaker economic environments, consumers may have less disposable income to spend and so may be less likely to purchase products by utilizing our services and bad debts may increase as a result of consumers’ failure to repay the loans originated on the Sezzle Platform. Our industry is also impacted by numerous consumer finance and protection regulations, both domestic and international, and the prospects of new regulations, and the cost to comply with such regulations, have an ongoing impact on our results of operations and financial performance.

International Growth Plans

While we continue to invest primarily in the United States, we have launched operations in Canada, India, and certain countries in Europe. Additionally, we are currently in the early stages of expansion into Brazil. Thus far, we have focused on entering new markets organically rather than through acquisitions. Our approach has been to identify a strong, local entrepreneurial team to lead our expansion.

07 |

Seasonality

We experience seasonality as a result of spending patterns of our Active Consumers. Sezzle Income and UMS in the fourth quarter have historically been strongest for us, in line with consumer spending habits during the holiday shopping season, which has typically been accompanied by increased charge-offs when compared to the prior three quarters. This is most evident in merchant fees as these are recognized over the duration of the note with the consumer once the terms of the executed merchant agreement have been fulfilled and the merchant successfully confirms the transaction.

Impact of COVID-19

The COVID-19 pandemic has had, and continues to have, a significant impact on the U.S. economy and the markets in which we operate. We believe that our performance during this period demonstrates the value and effectiveness of our platform, the resilience of our business model, and the capabilities of our risk management and underwriting approach.

We experienced improved collections of notes receivables during 2020 through the first quarter of 2021 as a result of consumers having improved ability for repayment due to stimulus checks offered through the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) of 2020 and the American Rescue Plan Act of 2021. Also during 2020, we enacted an expansion of fee forgiveness and payment flexibility programs offered to consumers as a response to the COVID-19 pandemic.

In March 2020, we rolled out a work-from-home program for our employees, which has continued throughout 2021. In addition, we implemented restrictions in travel and attendance of group events, including industry-related conferences, during the onset of the COVID-19 pandemic. During 2020, these COVID-19 related measures resulted in lower than anticipated operating expenses. Beginning in 2021, we began to incur additional travel-related expenses for our sales and marketing teams to attend group events and industry-related conferences where it was safe to do so. We expect future operating expenses to continue to increase in future periods as a result of planned efforts to begin working from the office under a hybrid part-time, in-person model and the rolling back of our travel restrictions.

Key Operating Metrics

Underlying Merchant Sales

	For the years ended December 31,		Change
	2021	2020	$	%
		(in thousands)
Underlying Merchant Sales ("UMS")	$1,807,846	$856,382	$951,465	111.1%

UMS is defined as the total value of sales made by merchants based on the purchase price of each confirmed sale where a consumer has selected the Sezzle Platform as the applicable payment option. UMS does not represent revenue earned by us, is not a component of our income, nor is included within our financial results prepared in accordance with GAAP. However, we believe that UMS is a useful operating metric to both us and our investors in assessing the volume of transactions that take place on the Sezzle Platform, which is an indicator of the success of our merchants and the strength of the Sezzle Platform.

For the years ended December 31, 2021 and 2020, UMS totaled $1.8 billion and $0.9 billion, respectively, which was an increase of 111.1%.

Active Merchants and Active Consumers

	As of December 31,		Change
	2021	2020	#	%
		(in thousands)
Active Merchants	47	27	20	76.0%
Active Consumers	3,400	2,231	1,169	52.4%

Active Merchants is defined as merchants who have had transactions with us in the last twelve months. As of December 31, 2021, we had 47 thousand Active Merchants, an increase of 76.0% when compared to the 27 thousand Active Merchants as of December 31, 2020. There is no minimum required number of transactions to meet the Active Merchant criteria.

Active Consumers is defined as unique end users who have placed an order with us within the last twelve months. As of December 31, 2021, we had 3.4 million Active Consumers, an increase of 52.4% when compared to our 2.2 million Active Consumers as of December 31, 2020.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 08

Components of Results of Operations

Total Income

We refer to our primary component of total income as “Sezzle Income”. Sezzle Income is comprised primarily from fees paid by merchants in exchange for our payment processing services. These fees are applied to the underlying sales to consumers passing through our platform and are predominantly based on a percentage of the consumer order value plus a fixed fee per transaction. Consumer installment payment plans typically consist of four installments, with the first payment of 25% of the consumer order value made at the time of purchase and subsequent payments coming due every two weeks thereafter. Additionally, consumers may reschedule their initial installment plan by delaying payment for up to two weeks, for which we generally earn a rescheduled payment fee. The total of merchant fees and rescheduled payment fees, less note origination costs (underwriting costs incurred that result in a successful transaction with the consumer), are collectively referred to as Sezzle Income within the preliminary consolidated statements of operations and comprehensive loss. Sezzle Income is then recognized over the average duration of the note using the effective interest rate method.

We also earn income from consumers in the form of account reactivation fees, recorded within “Account reactivation fee income” (a component of Total Income) on the preliminary consolidated statements of operations and comprehensive loss. When a consumer’s payment fails in the automated payment process the consumer must pay a fee, which we refer to as an Account Reactivation Fee, before the consumer is able to use the Sezzle Platform again. We allow, at a minimum and subject to state jurisdiction regulation, a 48-hour waiver period where fees are dismissed if the installment is paid by the consumer. Account reactivation fees are recognized at the time the fee is charged to the consumer, less an allowance for uncollectible amounts.

Personnel

Personnel primarily comprises all wages and salaries paid to employees, contractor payments, employer-paid payroll taxes and employee benefits, and stock and incentive–based compensation.

Transaction Expense

Transaction expense primarily comprises processing fees paid to third parties to process debit, credit and ACH payments received from consumers, merchant affiliate program and partnership fees, and consumer communication costs. We incur merchant affiliate program and partnership fees when consumers make purchases with merchants who either were referred by another merchant or are associated with partner platforms with which we have a contractual agreement. We incur customer communication costs when we notify the consumer about the transaction status and upcoming payments. Communications are primarily made via text message directly to the consumer.

Third-Party Technology and Data

Third-party technology and data primarily comprises costs related to fraud prevention, other cloud-based computing services, and costs of failed loan applications. Underwriting costs incurred that result in successfully originated loans are an element of Sezzle Income and recognized as a reduction of the overall income and, therefore, are not included in third-party technology and data.

Marketing, Advertising, and Tradeshows

Marketing, advertising, and tradeshows primarily comprises costs related to marketing, sponsorships, advertising, attending tradeshows, promotions, and co-marketing the Sezzle brand with our merchants.

General and Administrative

General and administrative primarily comprises legal, compliance, audit, tax, and other consultation costs; third-party implementation fees; and charitable contributions.

Provision for Uncollectible Accounts

We calculate our provision for uncollectible accounts on notes receivable on an expected-loss basis. We maintain an allowance for uncollectible accounts at a level necessary to absorb estimated probable losses on principal and reschedule fee receivables from consumers. Any amounts delinquent after 90 days are charged-off with an offsetting reversal of the allowance through the provision for uncollectible accounts. Additionally, amounts identified as no longer collectible—such as when a consumer becomes deceased or bankrupt—are charged off immediately. We use our judgment to evaluate the allowance for uncollectible accounts based on current economic conditions and historical performance of consumer payments.

Net Interest Expense

We incur interest expense on a continuous basis as a result of draws on our revolving line of credit to fund consumer notes receivable as well as our Merchant Interest Program, whereby merchants may defer their payments owed by us in exchange for interest. The interest paid on borrowings under our revolving credit facility and Merchant Interest Program are based on LIBOR.

09 |

Income Tax Expense

Income tax expense consists of income taxes in various jurisdictions, primarily U.S. Federal and state income taxes, and also the other foreign jurisdictions in which we operate. Tax effects of transactions reported in the preliminary consolidated financial statements consist of taxes currently due. Additionally, we record deferred taxes related primarily to differences between the basis of receivables, property and equipment, equity based compensation, and accrued liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Given our history of losses, a full valuation allowance is recorded against our deferred tax assets.

Other Comprehensive Income

Other comprehensive income is comprised of foreign currency translation adjustments.

Results of Operations

Total Income

	For the years ended December 31,		Change
	2021	2020	$	%
Sezzle income	$98,200,184	$49,659,042	$48,541,142	97.7%
Account reactivation fee income	16,616,451	9,129,231	7,487,220	82.0%
Total income	$114,816,635	$58,788,273	$56,028,362	95.3%

Total income is comprised of Sezzle income and account reactivation fees. Sezzle income for the years ended December 31, 2021 and 2020 totaled $98.2 million and $49.7 million, respectively, which was an increase of 97.7%. The increase compared to the prior year was driven by growth in our Active Merchants and Active Consumers, as well as increased repeat usage.

The breakout of Sezzle income for the years ended December 31, 2021 and 2020 is as follows:

	For the years ended December 31,
	2021	2020
Merchant fees	$94,374,892	$47,745,048
Consumer reschedule fees	4,487,401	2,512,470
Direct note origination costs	(662,109)	(598,476)
Sezzle income	$98,200,184	$49,659,042

Merchant fees totaled $94.4 million and $47.7 million for the years ended December 31, 2021 and 2020, respectively. Merchant fees as a percentage of Sezzle income remained consistent year-over-year at 96.1%. Despite a greater share of transactions taking place with enterprise merchants who have a lower Merchant Discount Rate in the current year, we maintained this percentage by realizing lower consumer reschedule fees and direct note origination costs relative to Sezzle income.

Consumer reschedule fees totaled $4.5 million and $2.5 million for the years ended December 31, 2021 and 2020, respectively. Consumer reschedule fee income as a percentage of Sezzle income was 4.6% and 5.1% for the years ended December 31, 2021 and 2020, respectively. The decrease in this metric was due to changes in our consumer reschedule fee policy.

Account reactivation fee income recognized totaled $16.6 million and $9.1 million for the years ended December 31, 2021 and 2020, respectively. Account reactivation fees as a percentage of total income was 14.5% and 15.5% for the years ended December 31, 2021 and 2020, respectively. The decrease in this metric during the year ended December 31, 2021 when compared to the year ended December 31, 2020 was due to changes in our account reactivation fees assessment policy.

Personnel

	For the years ended December 31,		Change
	2021	2020	$	%
Personnel	$56,831,368	$30,689,462	$26,141,906	85.2%

Personnel costs increased by 85.2% to $56.8 million for the year ended December 31, 2021, from $30.7 million for the year ended December 31, 2020. The increase in personnel costs was primarily a result of hiring more employees to support our operations.

Recorded within personnel, equity and incentive–based compensation totaled $18.1 million and $13.6 million for the years ended December 31, 2021 and 2020, respectively, which was a 32.6% increase. The increase in equity and incentive–based compensation was a result of expenses related to stock options and the vesting of restricted stock units under our equity incentive plans and our long-term incentive program. Long-term incentive plan expenses were $6.7 million and $5.9 million for the years ended December 31, 2021 and 2020, respectively.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 10

Transaction Expense

	For the years ended December 31,		Change
	2021	2020	$	%
Payment processing costs	$33,302,891	$17,400,352	$15,902,539	91.4%
Affiliate and partner fees	5,789,966	3,539,157	2,250,809	63.6%
Other transaction expense	4,383,286	1,550,117	2,833,169	182.8%
Transaction expense	$43,476,143	$22,489,626	$20,986,517	93.3%

Transaction expenses were $43.5 million and $22.5 million for the years ended December 31, 2021 and 2020, respectively.

Payment processing costs were $33.3 million and $17.4 million for the years ended December 31, 2021 and 2020, respectively. The 91.4% increase in costs year-over-year were primarily driven by the increase in volume of orders transacted by consumers and the related processing of payments associated with those orders.

Merchant affiliate program and partnership fees are incurred by us when consumers make purchases with merchants who either were referred by another merchant, or are associated with partner platforms with which we have contractual agreements. Such costs were $5.8 million and $3.5 million for the years ended December 31, 2021 and 2020, respectively. The increase in costs was related to our increased volume of orders originating from merchants that were referred or are associated with our partnered platforms.

Other costs included in transaction expense were $4.4 million and $1.6 million for the years ended December 31, 2021 and 2020, respectively. Such costs are comprised of consumer communication costs and consumer and merchant service adjustments. The increase in costs were a result of increased Active Consumers and Active Merchants on the Sezzle Platform, as well as our efforts to improve recoveries of past due receivables.

Third-Party Technology and Data

	For the years ended December 31,		Change
	2021	2020	$	%
Third-party technology and data	$5,549,844	$2,464,113	$3,085,731	125.2%

Third-party technology and data costs totaled $5.5 million and $2.5 million for the years ended December 31, 2021 and 2020, respectively. The increase in expense was primarily related to our growth in Active Consumers and Underlying Merchant Sales and includes cloud-based infrastructure, fraud prevention, obtaining underwriting data that resulted in failed loan applications, and connecting consumer bank accounts to the Sezzle Platform. Additionally, the increase in costs year-over-year was due to the implementation and expanded use of key cloud-based systems to support the growth of our operations.

Marketing, Advertising, and Tradeshows

	For the years ended December 31,		Change
	2021	2020	$	%
Marketing, advertising, and tradeshows	$9,251,854	$4,274,929	$4,976,925	116.4%

Marketing, advertising, and tradeshow costs increased to $9.3 million for the year ended December 31, 2021, compared to $4.3 million for the year ended December 31, 2020. The increase in costs were primarily a result of increased initiatives to co-market the Sezzle brand with our merchants. Costs related to Sezzle Spend promotions and digital advertising also contributed to increased expenses year-over-year.

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General and Administrative

	For the years ended December 31,		Change
	2021	2020	$	%
General and administrative	$15,768,583	$7,214,535	$8,554,048	118.6%

General and administrative costs increased to $15.8 million for the year ended December 31, 2021, compared to $7.2 million for the year ended December 31, 2020. The increase in expense was primarily related to professional fees, implementation incentives with merchants, recruiting new employees, and charitable contributions. Professional fees include legal, compliance, audit, tax, and consulting services to support the growth of our company.

Provision for Uncollectible Accounts

	For the years ended December 31,		Change
	2021	2020	$	%
Provision for uncollectible accounts	$52,621,682	$19,587,918	$33,033,764	168.6%

The total provision for uncollectible accounts was $52.6 million for the year ended December 31, 2021, compared to $19.6 million for the year ended December 31, 2020. As a percentage of Sezzle income, the provision for uncollectible accounts was 53.6% and 39.4% for the years ended December 31, 2021 and 2020, respectively.

During the year ended December 31, 2020, our provision expense in the first half of the year as a percentage of Sezzle income was relatively lower due to both our tightening of credit to consumers as an initial response to COVID-19 and overall improved collections driven in part by the U.S. government stimulus checks offered to many of our consumers through the CARES Act. This lower provision was offset by increased losses associated with testing various credit underwriting strategies with enterprise merchants, which began in the third quarter of 2020.

During the year ended December 31, 2021, our provision increased year-over-year primarily as a result of increases in UMS and Active Consumers.

The increase in our provision as a percentage of Sezzle income increased year-over-year as a result of several factors. Most significantly, our non-integrated product offerings with enterprise merchants drove adverse selection, resulting in higher provision expense. Compounding this negative impact on total portfolio performance, enterprise merchant volume grew as a percentage of our total volume throughout the year. Additionally, we experienced higher loss rates associated with first payments made via ACH.

To mitigate these higher losses, we have implemented and are continuing to implement processes to reduce loss rates. During the third quarter we improved our recoveries process. Additionally, in September 2021 we began requiring a debit or credit card on file to make the initial installment payment when selecting to pay via ACH, which substantially reduced our first payment loss rates. Finally, we are continuing to work with enterprise merchants to integrate our product, which will further reduce our loss rates.

Net Interest Expense

	For the years ended December 31,		Change
	2021	2020	$	%
Net interest expense	$5,269,284	$4,303,175	$966,109	22.5%

Net interest expense was $5.3 million and $4.3 million for the years ended December 31, 2021 and 2020, respectively. The increase in expense was driven by higher costs in the current year related to our Merchant Interest Program, unused line of credit fees, and amortization of debt issuance costs related to our line of credit. These higher costs were offset with a lower interest expense on our new line of credit that went into effect in February 2021, which carries a lower interest rate than our previous line of credit facility.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 12

Income Taxes

Income tax expense for the years ended December 31, 2021 and 2020 was $58,416 and $30,964, respectively. Our effective income tax rate for the year ended December 31, 2021 was 0.1%, consistent with the prior year, was minimal due to a full valuation allowance, and is comprised of minimum income taxes owed to state and local jurisdictions. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2021. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, a full valuation allowance is recorded against our net deferred tax assets as of December 31, 2021 and December 31, 2020.

Other Comprehensive Income

We had $69,406 and $494,505 of foreign currency translation adjustments recorded within other comprehensive income for the years ended December 31, 2021 and 2020, respectively. Foreign currency translation adjustments are a result of the financial statements of our non-U.S. subsidiaries being translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. We expect to record foreign currency translation adjustments in future years and changes will be dependent on fluctuations in foreign currencies of countries in which we have operations.

Liquidity and Capital Resources

We have incurred net losses since inception, incurring a net loss of $75.2 million and $32.4 million for the years ended December 31, 2021 and 2020, respectively. We have historically financed our operating and capital needs primarily through private sales of equity, our initial public offering on the Australian Securities Exchange, and our revolving line of credit. As of December 31, 2021, our principal sources of liquidity were cash, cash equivalents, restricted cash, the unused borrowing capacity on our line of credit, and certain cash flows from operations.

As of December 31, 2021, we had cash, cash equivalents, and restricted cash of $78.9 million, compared to $89.1 million as of December 31, 2020. Our cash and cash equivalents were held primarily for working capital requirements and the continued investment in our business. Substantially all of our restricted cash is made available for use within 2-3 business days.

As of December 31, 2021 and 2020, we had working capital of $113.7 million and $104.6 million, respectively. Additionally, as of December 31, 2021 we had an unused borrowing capacity on our line of credit of $29.8 million, compared to $23.9 million as of December 31, 2020.

We believe our existing cash, cash equivalents, and restricted cash, along with our unused borrowing capacity on our line of credit and certain cash flow from operations, will be sufficient to meet our working capital and investment requirements beyond the next 12 months.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2021 and 2020:

	For the years ended December 31,
	2021	2020
Net Cash Used for Operating Activities	$(72,132,050)	$(24,808,861)
Net Cash Used for Investing Activities	(1,420,027)	(732,911)
Net Cash Provided from Financing Activities	63,239,966	77,565,841
Effect of exchange rate changes on cash	98,376	455,216
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(10,312,111)	$52,024,069

13 |

Operating Activities

Net cash used for operating activities was $72.1 million and $24.8 million for the years ended December 31, 2021 and 2020, respectively.

During the year ended December 31, 2021, receipts from consumers totaled $1.656 billion compared with cash payments to merchants of $1.615 billion. Cash receipts from consumers exceeded payments to merchants primarily due to the deferral of payments to merchants under the Merchant Interest Program. Additionally, the Company incurred cash outflows of $37.0 million for personnel related expenses, $40.7 million for transaction expenses (primarily payment processing costs), $8.8 million for advertising, marketing and tradeshow related expenses, $4.8 million of interest expense payments, and $21.8 million of cash outflows for third-party technology and other general and administrative expenses.

During the year ended December 31, 2020, receipts from consumers totaled $773.4 million compared with cash payments to merchants of $743.3 million. Cash receipts from consumers exceeded payments to merchants primarily due to the deferral of payments to merchants under the Merchant Interest Program. Additionally, the Company incurred cash outflows of $14.9 million for personnel related expenses, $22.5 million for transaction expenses (primarily payment processing costs), $4.0 million for advertising, marketing and tradeshow related expenses, $3.8 million of interest expense payments, and $9.7 million of cash outflows for third-party technology and data, along with various general and administrative expenses.

The net cash provided from consumers (to merchants) for the years ended December 31, 2021 and 2020 was $40.9 million and $30.1 million, respectively. Beginning in the third quarter of the current year, payments to merchants began growing at a faster rate than receipts from consumers due to a higher proportion of our merchants being enterprise-level. Large enterprise merchants typically do not participate in the Merchant Interest Program, and as a result do not defer their payments. The increase in personnel cash outflows, year over year, are driven by an increase in employee headcount. The increase in cash outflows for transaction and interest related expenses are driven by the overall increase in UMS. Other increases in cash outflows, year over year, are due to overall growth in the Company's operations.

Investing Activities

Net cash used for investing activities during the year ended December 31, 2021 was $1.4 million, compared to $0.7 million during the year ended December 31, 2020. Cash outflows for investing activities were primarily used for purchasing computer equipment, as well as payments of salaries to employees who create capitalized internal-use software.

Financing Activities

Net cash provided from financing activities during the year ended December 31, 2021 was $63.2 million, compared to $77.6 million during the year ended December 31, 2020.

Significant financing cash inflows during the year ended December 31, 2021 included net proceeds from our line of credit totaling $38.8 million, net proceeds from the issuance of common stock to Discover Financial Services LLC totaling $30.0 million, and proceeds from stock option exercises totaling $1.0 million.

Significant financing cash outflows during the year ended December 31, 2021 included payments of debt issuance and extinguishment costs totaling $2.7 million related to the closing of our new line of credit, repayment of the principal on our Paycheck Protection Program (PPP) loan of $1.2 million, and the repurchase of common stock from employees to cover minimum statutory tax obligations totaling $2.7 million.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off balance sheet arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships. We enter into guarantees in the ordinary course of business related to the guarantee of our performance and the performance of our subsidiaries.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 14

PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

Preliminary Consolidated Balance Sheets

	As of
	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$76,983,728	$84,285,383
Restricted cash, current	1,886,440	4,798,520
Notes receivable, net	133,986,583	80,807,300
Other receivables, net	5,084,099	1,403,306
Prepaid expenses and other current assets	3,350,053	1,705,919
Total current assets	221,290,903	173,000,428
Non-Current Assets
Internally developed intangible assets, net	910,584	537,046
Property and equipment, net	662,472	375,186
Operating right-of-use assets	285,865	145,576
Restricted cash, non-current	20,000	20,000
Other assets	233,752	32,537
Total Assets	$223,403,576	$174,110,773
Liabilities and Stockholders' Equity
Current Liabilities
Merchant accounts payable	$96,516,668	$60,933,272
Operating lease liabilities	171,959	142,743
Accrued liabilities	7,996,772	6,680,870
Other payables	2,874,046	615,839
Total current liabilities	107,559,445	68,372,724
Long Term Liabilities
Long term debt	250,000	1,470,332
Lease liabilities	90,962	—
Line of credit, net of unamortized debt issuance costs of $1,088,869 and $173,773, respectively	77,711,131	39,826,227
Other non-current liabilities	—	4,483,073
Total Liabilities	185,611,538	114,152,356
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.00001 par value; 750,000,000 and 300,000,000 shares authorized, respectively; 204,891,057 and 197,078,709 shares issued, respectively; 204,230,939 and 196,926,674 shares outstanding, respectively	2,044	1,970
Additional paid-in capital	168,338,673	112,640,974
Stock subscriptions: 20,729 and 64,000 shares subscribed, respectively	(18,545)	(69,440)
Treasury stock, at cost: 660,118 and 152,035 shares, respectively	(3,691,322)	(875,232)
Accumulated other comprehensive income	563,911	494,505
Accumulated deficit	(127,402,723)	(52,234,360)
Total Stockholders' Equity	37,792,038	59,958,417
Total Liabilities and Stockholders' Equity	$223,403,576	$174,110,773

See the accompanying Notes to the Preliminary Consolidated Financial Statements.

15 |

Preliminary Consolidated Statements of Operations and Comprehensive Loss

	For the years ended
	December 31, 2021	December 31, 2020
Income
Sezzle income	$98,200,184	$49,659,042
Account reactivation fee income	16,616,451	9,129,231
Total income	114,816,635	58,788,273
Operating Expenses
Personnel	56,831,368	30,689,462
Transaction expense	43,476,143	22,489,626
Third-party technology and data	5,549,844	2,464,113
Marketing, advertising, and tradeshows	9,251,854	4,274,929
General and administrative	15,768,583	7,214,535
Provision for uncollectible accounts	52,621,682	19,587,918
Total operating expenses	183,499,474	86,720,583
Operating Loss	(68,682,839)	(27,932,310)
Other Income (Expense)
Net interest expense	(5,269,284)	(4,303,175)
Other income and expense, net	(65,145)	(126,291)
Loss on extinguishment of line of credit	(1,092,679)	—
Loss before taxes	(75,109,947)	(32,361,776)
Income tax expense	58,416	30,964
Net Loss	(75,168,363)	(32,392,740)
Other Comprehensive Income
Foreign currency translation adjustment	69,406	494,505
Total Comprehensive Loss	$(75,098,957)	$(31,898,235)
Net Losses per Share:
Basic and diluted loss per common share	$(0.38)	$(0.17)
Basic and diluted weighted average shares outstanding	200,344,028	186,842,646

See the accompanying Notes to the Preliminary Consolidated Financial Statements.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 16

Preliminary Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in	Stock	Treasury Stock,	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Subscriptions	At Cost	Income	Deficit	Total
Balance at January 1, 2020	178,931,312	$1,789	$47,154,147	$—	$—	$—	$(19,841,620)	$27,314,316
Equity based compensation	—	—	6,528,356	—	—	—	—	6,528,356
Stock option exercises	1,492,060	14	427,717	—	—	—	—	427,731
Restricted stock issuances and vesting of awards	464,736	5	482,483	—	—	—	—	482,488
Stock subscriptions receivable related to stock option exercises	244,416	3	77,912	(77,915)	—	—	—	—
Stock subscriptions collected related to stock option exercises	—	—	—	8,475	—	—	—	8,475
Repurchase of common stock	(152,035)	—	—	—	(875,232)	—	—	(875,232)
Retirement of common stock	(343,750)	(3)	(2,231)	—	—	—	—	(2,234)
Proceeds from issuance of common stock, net of issuance costs	16,289,935	162	57,972,590	—	—	—	—	57,972,752
Foreign currency translation adjustment	—	—	—	—	—	494,505	—	494,505
Net loss	—	—	—	—	—	—	(32,392,740)	(32,392,740)
Balance at December 31, 2020	196,926,674	$1,970	$112,640,974	$(69,440)	$(875,232)	$494,505	$(52,234,360)	$59,958,417

	Common Stock		Additional Paid-in	Stock	Treasury Stock,	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Subscriptions	At Cost	Income	Deficit	Total
Balance at January 1, 2021	196,926,674	$1,970	$112,640,974	$(69,440)	$(875,232)	$494,505	$(52,234,360)	$59,958,417
Equity based compensation	—	—	9,013,029	—	—	—	—	9,013,029
Stock option exercises	1,486,341	15	765,771	—	—	—	—	765,786
Restricted stock issuances and vesting of awards	1,569,681	16	5,148,709	—	—	—	—	5,148,725
Conversion of liability-classified incentive awards to stockholder's equity	—	—	10,576,902	—	—	—	—	10,576,902
Stock subscriptions receivable related to stock option exercises	197,056	2	196,102	(196,104)	—	—	—	—
Stock subscriptions collected related to stock option exercises	—	—	—	246,999	—	—	—	246,999
Repurchase of common stock	(508,083)	(5)	—	—	(2,816,090)	—	—	(2,816,095)
Proceeds from issuance of common stock, net of issuance costs	4,559,270	46	29,997,186	—	—	—	—	29,997,232
Foreign currency translation adjustment	—	—	—	—	—	69,406	—	69,406
Net loss	—	—	—	—	—	—	(75,168,363)	(75,168,363)
Balance at December 31, 2021	204,230,939	$2,044	$168,338,673	$(18,545)	$(3,691,322)	$563,911	$(127,402,723)	$37,792,038

See the accompanying Notes to the Preliminary Consolidated Financial Statements.

17 |

Preliminary Consolidated Statements of Cash Flows

	For the years ended
	December 31, 2021	December 31, 2020
Operating Activities:
Net loss	$(75,168,363)	$(32,392,740)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	749,111	428,374
Provision for uncollectible accounts	52,621,682	19,587,918
Provision for other uncollectible receivables	7,349,852	2,723,853
Equity based compensation and restricted stock vested	14,161,754	7,010,844
Amortization of debt issuance costs	689,930	417,054
Impairment losses on long-lived assets	5,475	7,850
Loss on extinguishment of line of credit	1,092,679	—
Changes in operating assets and liabilities:
Notes receivable	(105,950,424)	(74,983,119)
Other receivables	(11,031,826)	(3,810,392)
Prepaid expenses and other assets	(1,855,206)	(795,884)
Merchant accounts payable	35,696,079	47,467,731
Other payables	2,111,082	84,962
Accrued liabilities	7,416,249	9,469,738
Operating leases	(20,124)	(25,050)
Net Cash Used for Operating Activities	(72,132,050)	(24,808,861)
Investing Activities:
Purchase of property and equipment	(686,032)	(410,896)
Internally developed intangible asset additions	(733,995)	(322,015)
Net Cash Used for Investing Activities	(1,420,027)	(732,911)
Financing Activities:
Proceeds from issuance of long term debt	—	1,220,332
Payments on long term debt	(1,220,332)	—
Proceeds from line of credit	174,666,667	85,650,000
Payments to line of credit	(135,866,667)	(67,100,000)
Payments of debt issuance costs	(1,697,705)	—
Payment of debt extinguishment costs	(1,000,000)	—
Proceeds from stock option exercises	765,786	427,731
Stock subscriptions collected related to stock option exercises	246,999	8,475
Repurchase of common stock	(2,652,014)	(611,215)
Retirement of common stock	—	(2,234)
Proceeds from issuance of common stock	30,000,000	60,457,256
Costs incurred from issuance of common stock	(2,768)	(2,484,504)
Net Cash Provided from Financing Activities	63,239,966	77,565,841
Effect of exchange rate changes on cash	98,376	455,216
Net (decrease) increase in cash, cash equivalents, and restricted cash	(10,312,111)	52,024,069
Cash, cash equivalents, and restricted cash, beginning of year	89,103,903	36,624,618
Cash, cash equivalents, and restricted cash, end of period	$78,890,168	$89,103,903
Noncash investing and financing activities:
Lease liabilities arising from obtaining right-of-use assets	$328,341	$—
Conversion of liability-classified incentive awards to stockholder's equity	10,576,902	—
Withholding of restricted stock units to cover employee tax withholding	164,081	264,017
Supplementary disclosures:
Interest paid	$4,819,604	$3,770,838
Income taxes paid	56,017	8,326

See the accompanying Notes to the Preliminary Consolidated Financial Statements.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 18

NOTES TO THE PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Principal Business Activity and Significant Accounting Policies

Principal Business Activity

Sezzle Inc. (the “Company” or “Sezzle”) is a technology-enabled payments company based in the United States with operations in the United States, Canada, India, Europe, and startup operations in Brazil. The Company is a Delaware Public Benefit Corporation formed on January 4, 2016. The Company offers its payment solution at online stores and a select number of brick-and-mortar retail locations, connecting consumers with merchants via a proprietary payments solution that instantly extends credit at point-of-sale, allowing consumers to purchase and receive the items that they need now while paying over time in interest-free installments.

Merchants turn to Sezzle to increase sales by tapping into Sezzle’s existing user base, increase conversion rates, increase spend per transaction, increase purchase frequency, and reduce return rates, all without bearing any credit risk. Sezzle is a high-growth, networked platform that benefits from a symbiotic and mutually beneficial relationship between merchants and consumers.

The Company’s core product allows consumers to make online purchases and split the payment for the purchase over four equal, interest-free payments over six weeks. The consumer makes the first payment at the time of checkout and makes the subsequent payments every two weeks thereafter. For the Company’s core direct integration solution, the purchase price, less merchant fees, is paid to merchants by Sezzle in advance of collecting the purchase price installments from the consumer. For the Sezzle Virtual Card solution, the full purchase price is paid to merchants at the time of sale, and Sezzle separately invoices the merchant for merchant fees due to the Company.

The Company is headquartered in Minneapolis, Minnesota.

Basis of Presentation and Principles of Consolidation

The preliminary consolidated financial statements are prepared and presented under accounting principles generally accepted in the United States of America (U.S. GAAP). All amounts are reported in U.S. dollars, unless otherwise noted. It is the Company’s policy to consolidate the accounts of subsidiaries for which it has a controlling financial interest. The accompanying preliminary consolidated financial statements include all the accounts and activity of Sezzle Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

19 |

Concentrations of Credit Risk

Cash and Cash Equivalents

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash in depository accounts that, at times, may exceed limits established by the Federal Deposit Insurance Corporation (“FDIC”) and equivalent foreign institutions. As of the date of this report, the Company has experienced no losses on such accounts.

Foreign Currency Risk

The Company holds funds and settles payments that are denominated in currencies other than U.S. dollars. Changes in foreign currency exchange rates expose the Company to fluctuations on its preliminary consolidated balance sheets and statements of operations and comprehensive loss. Currency risk is managed through limits set on total foreign deposits on hand that the Company routinely monitors.

Notes Receivable

The Company is exposed to the risk of credit losses as a result of extending credit to consumers. Changes in economic conditions may result in higher credit losses. The Company has a policy for establishing credit lines for individual consumers that helps mitigate credit risk. The allowance for uncollectible accounts is adequate for covering any potential losses on outstanding notes receivable.

Cash and Cash Equivalents

The Company considers all money market funds and other highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company accepts Automated Clearing House (“ACH”), Electronic Funds Transfer (“EFT”), debit card, and credit card payment methods from consumers as a method to settle its receivables, and these transactions are generally transmitted through third parties. The payments due from the third parties for debit card, credit card, ACH, and EFT transactions are generally settled within three days of initiation. The Company considers all bank, debit, and credit card transactions initiated before the end of the period to be cash and cash equivalents. The Company had cash and cash equivalents of $76,983,728 and $84,285,383 as of December 31, 2021 and 2020, respectively.

Restricted Cash

The Company is required to maintain cash balances in a bank account in accordance with the lending agreement executed on February 10, 2021 between Sezzle Funding SPE II, LLC, Sezzle Inc, and their third party line of credit providers Goldman Sachs Bank USA, Bastion Consumer Funding II, LLC, and Bastion Funding IV LLC. The bank account is the property of Sezzle Funding SPE II, LLC, but access to consumer payments is controlled by the line of credit providers. On a regular basis, cash received from consumers is deposited to the bank account and subsequently made available to Sezzle through periodic settlement reporting with the line of credit providers. Cash deposits to the bank account represent cash received from consumers not yet made available to Sezzle, as well as a minimum balance consisting of the sum of accrued interest on the drawn credit facility, accrued management fees charged by the line of credit providers, and 1% of the highest funded facility amount during the previous two collection periods. From time to time, Sezzle may withdraw cash received from the bank account provided it meets certain requirements. The Company is also required to maintain a minimum balance of $25,000 in a deposit account with a third-party service provider in order to fund merchants using the Company’s virtual card solution. The Company had funds on deposit with foreign banking institutions as part of their respective local licensing processes that were restricted until the processes were completed. The amount on deposit within the current restricted bank accounts totaled $1,886,440 and $4,798,520 as of December 31, 2021 and 2020, respectively.

The Company is required to maintain a $20,000 cash balance held in a reserve account to cover ACH transactions. The cash balance within this account is classified as non-current restricted cash on the preliminary consolidated balance sheets.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 20

Receivables and Credit Policy

Notes receivable represent amounts from uncollateralized consumer receivables generated from the purchase of merchandise. The original terms of the notes for the Company’s core product are to be paid back in four equal installments every two weeks over a six-week period, with the first installment being paid at the time of purchase. The Company does not charge interest on the notes to consumers. Sezzle income is recognized over the average life of the notes receivable using the effective interest rate method. These net deferred costs are recorded within notes receivable, net on the preliminary consolidated balance sheets. Notes receivable are recorded at net realizable value and are recorded as current assets. The Company evaluates the collectability of the balances based on historical performance, current economic conditions, and specific circumstances of individual notes, with an allowance for uncollectible accounts being provided as necessary.

Other receivables represent the net realizable value of consumer account reactivation fees receivable, merchant accounts receivable, and merchant processing fees receivable. Consumer account reactivation fees receivable, less an allowance for uncollectible accounts, represents the amount of account reactivation fees the Company reasonably expects to receive from consumers. Receivables from merchants represent amounts merchants owe Sezzle relating to transactions placed by consumers on their sites.

All notes receivable from consumers, as well as related fees, outstanding greater than 90 days past due are charged off as uncollectible. It is the Company’s practice to continue collection efforts after the charge-off date. Refer to Note 4 and Note 5 for further information about receivable balances, allowances, and charge-off amounts.

Sezzle Income

Sezzle income as disclosed within the preliminary consolidated statements of operations and comprehensive loss is comprised of merchant fees and rescheduled payment fees, less note origination costs.

Sezzle earns its income primarily from fees paid by merchants in exchange for Sezzle’s payment processing services. These fees are applied to the underlying sales to consumers passing through the Company’s platform and are predominantly based on a percentage of the consumer order value plus a fixed fee per transaction. Consumer installment payment plans typically consist of four installments, with the first payment made at the time of purchase and subsequent payments coming due every two weeks thereafter. Consumers are allowed to reschedule their initial installment one time without incurring a reschedule fee and the principal of a rescheduled payment is not considered to be delinquent. If consumers reschedule a payment more than once in the same order cycle they are subject to a reschedule fee. Note origination costs are comprised of costs paid to third-parties to obtain data for underwriting consumers which result in a successful transaction. Such costs which result in a declined order are recorded within third-party technology and data on the preliminary consolidated statements of operations and comprehensive loss.

Sezzle income is initially recorded as a reduction to notes receivable, net, within the preliminary consolidated balance sheets. Sezzle income is then recognized over the average duration of the note using the effective interest rate method. Total Sezzle income to be recognized over the duration of existing notes receivable outstanding was $5,240,919 and $3,458,222 as of December 31, 2021 and 2020, respectively. Total Sezzle income recognized was $98,200,184 and $49,659,042 for the years ended December 31, 2021 and 2020, respectively. Sezzle income in the fourth quarter has historically been strongest for the Company, in line with consumer spending habits during the holiday shopping season.

Account Reactivation Fee Income

Sezzle also earns income from consumers in the form of account reactivation fees. These fees are assessed to consumers who fail to make a timely payment. Sezzle allows at a minimum and subject to state jurisdiction regulation, a 48-hour waiver period where fees are dismissed if the installment is paid by the consumer. Account reactivation fees are recognized at the time the fee is charged to the consumer, less an allowance for uncollectible amounts. Account reactivation fee income recognized totaled $16,616,451 and $9,129,231 for the years ended December 31, 2021 and 2020, respectively.

Debt Issuance Costs

Costs incurred in connection with originating debt are capitalized and are classified in the preliminary consolidated balance sheets as a reduction of the financial statement line item for which those costs relate. Debt issuance costs are amortized over the life of the underlying debt obligation utilizing the straight-line method, which approximates the effective interest method. Amortization of debt issuance costs is included within net interest expense on the preliminary consolidated statements of operations and comprehensive loss.

21 |

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. The Company capitalizes all property and equipment exceeding $1,000. Depreciation is provided using either the straight-line or double-declining balance method, based on the useful lives of the assets:

	Years	Method
Computers and computer equipment	3	Double-declining balance
Office equipment	5	Double-declining balance
Furniture and fixtures	7	Straight-line

Maintenance and repairs are expensed as incurred. See Note 2 for further information.

Internally Developed Intangible Assets

The Company capitalizes costs incurred for web development and software developed for internal use. The costs capitalized primarily relate to direct labor costs for employees and contractors working directly on software development and implementation. Projects are eligible for capitalization once it is determined that the project is being designed or modified to meet internal business needs; the project is ready for its intended use; the total estimated costs to be capitalized exceed $1,000; and there are no plans to market, sell, or lease the project.

Amortization is provided using the straight-line method, based on the useful lives of the intangible assets as follows:

	Years	Method
Internal use software	3	Straight-line
Website development costs	3	Straight-line

See Note 3 for further information.

Research and Development Costs

Research expenditures that relate to the development of new processes, including internally developed software, are expensed as incurred. Such costs were approximately $1,462,000 and $490,000 for the years ended December 31, 2021 and 2020, respectively. Research expenditures are recorded within personnel on the preliminary consolidated statements of operations and comprehensive loss.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets, which includes property, equipment, and internally developed intangible assets, for impairment whenever events and circumstances indicate that the assets’ carrying value may not be recoverable from the future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects; the manner in which the asset is used; and the effects of obsolescence, demand, competition, and other economic factors. Impairments for the years ended December 31, 2021 and 2020 were $5,475 and $7,850, respectively. Impairment costs are recorded in general and administrative within operating expenses in the preliminary consolidated statements of operations and comprehensive loss.

As of December 31, 2021 and 2020, the Company had not renewed or extended the initial determined life for any of its recognized internally developed intangible assets.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 22

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the preliminary consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, equity based compensation, and accrued liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A full valuation allowance is recorded against the Company’s deferred tax assets.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. To date the Company has not recorded any liabilities for uncertain tax positions. Refer to Note 8 for further information.

Advertising Costs

Advertising costs are expensed as incurred and consist of traditional marketing, digital marketing, sponsorships, and promotional product expenses. Such costs were $8,569,276 and $3,883,936 for the years ended December 31, 2021 and 2020, respectively.

Equity Based Compensation

The Company maintains stock compensation plans that offer incentives in the form of non-statutory stock options and restricted stock to employees, directors, and advisors of the Company. Equity based compensation expense reflects the fair value of awards measured at the grant date and recognized over the relevant vesting period. The Company estimates the fair value of stock options without a market condition on the measurement date using the Black-Scholes option valuation model. The fair value of stock options and restricted stock units with a market condition is estimated, at the date of grant, using the Monte Carlo Simulation model. The Black-Scholes and Monte Carlo Simulation models incorporate assumptions about stock price volatility, the expected life of the options, risk-free interest rate, and dividend yield. For valuing the Company’s stock option grants, significant judgment is required for determining the expected volatility of the Company’s common stock and is based on the historical volatility of both its common stock and its defined peer group. The fair value of restricted stock awards and restricted stock units is based on the fair market value of the Company’s common stock on the date of grant. The expense associated with equity based compensation is recognized over the requisite service period using the straight-line method. The Company issues new shares upon the exercise of stock options and vesting of restricted stock units. Refer to Note 13 and Note 15 for further information around the Company’s equity based compensation plans.

Estimates

The preparation of preliminary consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the preliminary consolidated financial statements. The Company’s estimates and judgments are based on historical experience and various other assumptions that it believes are reasonable under the circumstances. The amount of assets and liabilities reported on the Company’s preliminary consolidated balance sheets and the amounts of income and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, determining the allowance for uncollectible accounts recorded against outstanding receivables, the useful life of property and equipment and internally developed intangible assets, determining impairment of property and equipment and internally developed intangible assets, valuation of equity based compensation, leases, and income taxes.

23 |

Fair Value

Fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e. an exit price). The accounting guidance includes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

●	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

●	Level 2 — Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

●	Level 3 — Unobservable inputs for the asset or liability, which include management’s own assumption about the assumptions market participants would use in pricing the asset or liability, including assumptions about risk.

The Company measures the value of its money market securities on a regular basis. The fair value of its money market securities, totaling $6,408,389 and $9,996,155 as of December 31, 2021 and 2020, respectively, are based on Level 1 inputs and are included within cash and cash equivalents on the preliminary consolidated balance sheets.

Segments

The Company’s operations consist primarily of lending to consumers located in the United States who purchase goods from its affiliated merchants. Sezzle also has operations in Canada, India, and Europe. During the year ended December 31, 2021, the Company also began operations in Brazil. While distinct geographic locations, management has not found any significant difference in the economic performance of each operating segment as of December 31, 2021; therefore, management has concluded that the Company has one reportable segment on a consolidated basis. Sezzle’s income and assets are primarily related to operations in North America, with operations in Europe, India, and Brazil still in an early growth stage.

Foreign Currency Exchange Gains (Losses)

Sezzle works with international merchants, creating exposure to gains and losses from foreign currency exchanges. Sezzle’s income and cash can be affected by movements in the Canadian Dollar, Euro, Indian Rupee, and Brazilian Real. Losses from foreign exchange rate fluctuations that affect Sezzle’s net loss totaled ($69,228) and ($125,292) for the years ended December 31, 2021 and 2020, respectively. Foreign currency exchange gains and losses are recorded within other income and expenses, net, on the preliminary consolidated statements of operations and comprehensive loss.

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. Under ASC 830, if the assets and liabilities of the Company are recorded in certain non-U.S. functional currencies other than the U.S. dollar, they are translated at current rates of exchange. Revenue and expense items are translated at the average monthly exchange rates. The resulting translation adjustments are recorded directly into accumulated other comprehensive income. Foreign currency translation adjustment income totaled $69,406 and $494,505 for the years ended December 31, 2021 and 2020, respectively.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 24

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation format. Notably, (a) balances previously reported as ‘Cost of income’ are now classified as ‘Transaction expense’ and reported within operating expenses, (b) the Company has removed Gross profit from the preliminary consolidated statements of operations and comprehensive loss, and (c) the Company has disaggregated selling, general, and administrative expenses to reflect the primary components included within this line item, including: Personnel; Third-party technology and data; Marketing, advertising, and tradeshows; and General and administrative. These reclassifications had no effect on operating loss or total comprehensive loss. The components of operating expenses are comprised of the following:

●	Personnel includes all salaries and wages paid to employees, contractor payments, payroll taxes, employee benefits, and equity based compensation;

●	Transaction expense primarily comprises processing fees paid to third parties to process debit, credit and ACH payments received from consumers, merchant affiliate program and partnership fees, and consumer communication costs. Sezzle incurs merchant affiliate program and partnership fees when consumers make purchases with merchants that either were referred by another merchant or are associated with partner platforms with which Sezzle has a contractual agreement. Sezzle incurs customer communication costs when Sezzle notifies the consumer about the transaction status and upcoming payments. Communications are primarily made via text message directly to the consumer;

●	Third-party technology and data primarily includes costs incurred related to fraud prevention, other cloud-based computing services, and costs of failed loan applications. Underwriting costs incurred that result in successfully originated loans are not included in third-party technology and data, but rather are recognized as a reduction of income as an element of Sezzle Income;

●	Marketing, advertising, and tradeshows includes costs related to marketing, sponsorships, advertising, attending tradeshows, promotional product expenses, and costs to co-market Sezzle’s brand with its merchants;

●	General and administrative primarily includes legal, compliance, audit, tax, and other consultation costs; third-party implementation fees; and charitable contributions; and

●	Provision for uncollectible accounts on notes receivable is calculated on an expected-loss basis. Sezzle maintains an allowance for uncollectible accounts at a level necessary to absorb estimated probable losses on principal and reschedule fee receivables from consumers. Any amounts delinquent after 90 days are charged-off with an offsetting reversal of the allowance for doubtful accounts through the provision for uncollectible accounts. Additionally, amounts identified as no longer collectible—such as when a consumer becomes deceased or bankrupt—are charged off immediately. Sezzle uses its judgment to evaluate the allowance for uncollectible accounts based on current economic conditions and historical performance of consumer payments.

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Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-13, “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments” which requires reporting entities estimate credit losses expected to occur over the life of the asset. Expected losses will be recorded in current period earnings and recorded through an allowance for credit losses on the consolidated balance sheet. During November 2018, April 2019, May 2019, October 2019, November 2019 and March 2020, the FASB also issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; ASU No. 2019-05 “Targeted Transition Relief”; ASU No. 2019-10 “Financial Instruments—Credit Losses (Topic 326): Effective Dates”; ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; and ASU No. 2020-03 “Codification Improvements to Financial Instruments”. ASU No. 2018-19 clarifies the effective date for nonpublic entities and that receivables arising from operating leases are not within the scope of Subtopic 326-20, ASU Nos. 2019-04 and 2019-05 amend the transition guidance provided in ASU No. 2016-13, ASU No. 2019-10 delayed the effective date for applying this standard and ASU Nos. 2019-11 and 2020-03 amend ASU No. 2016-13 to clarify, correct errors in, or improve the guidance. ASU No. 2016-13 (as amended) is effective for annual periods and interim periods within those annual periods beginning after December 15, 2021. Companies that meet the criteria of a smaller reporting company can elect to defer adoption of ASU No. 2016-13 (as amended) to annual periods and interim periods within those annual periods beginning after December 15, 2022. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. As a smaller reporting company, Sezzle plans to adopt this standard beginning January 1, 2023 and is currently evaluating the impact of the standard on its preliminary consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” which requires franchise taxes calculated based on income are included in income tax expense. To the extent that the franchise taxes not based on income exceed the franchise taxes based on income, the excess is recorded outside of income tax expense. ASU No. 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 for public entities. Sezzle adopted this standard beginning January 1, 2021 with no impact to the preliminary consolidated financial statements for the year ended December 31, 2021.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedients and exceptions if certain criteria are met when accounting for contracts or other transactions that reference LIBOR. Application of the guidance is optional until December 31, 2022 and varies based on the practical expedients elected. Effective January 1, 2022, the Company amended its line of credit agreement to replace references to LIBOR with the U.S. Federal Reserve’s Secured Overnight Financing Rate (SOFR). The Company believes the change in the reference rate to SOFR from LIBOR will not have a material impact on the Company’s financial statements, and as such the Company does not anticipate needing to elect any expedients related to Reference Rate Reform.

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” which simplifies the accounting for convertible debt by eliminating the beneficial conversion feature and cash conversion feature models from the guidance and instead requires entities to record convertible debt at amortized cost. Application of the guidance is optional starting in fiscal years beginning after December 15, 2020 and required for public entities after December 15, 2021. The Company is not expecting this standard to have any potential future impacts on the Company’s preliminary consolidated financial statements.

In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832)—Disclosures by Business Entities about Government Assistance” which requires annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. ASU No. 2021-10 is effective for annual periods beginning after December 15, 2021 for all entities. The Company is not expecting this standard to have any potential future impacts on the Company’s preliminary consolidated financial statements.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 26

Note 2. Property and Equipment

As of December 31, 2021 and 2020, property and equipment, net, consists of the following:

	2021	2020
Computer and office equipment	$1,314,656	$636,950
Furniture and fixtures	28,967	28,393
Property and equipment, gross	1,343,623	665,343
Less accumulated depreciation	(681,151)	(290,157)
Property and equipment, net	$662,472	$375,186

Depreciation expense relating to property and equipment was $394,068 and $170,949 for the years ended December 31, 2021 and 2020, respectively, and is recorded within general and administrative on the preliminary consolidated statements of operations and comprehensive loss.

Note 3. Internally Developed Intangible Assets

As of December 31, 2021 and 2020, internally developed intangible assets, net, consists of the following:

	2021	2020
Internal use software and website development costs	$1,397,169	$825,018
Works in process	260,468	109,155
Internally developed intangible assets, gross	1,657,637	934,173
Less accumulated amortization	(747,053)	(397,127)
Internally developed intangible assets, net	$910,584	$537,046

Amortization expense relating to internally developed intangible assets was $355,043 and $257,425 for the years ended December 31, 2021 and 2020, respectively, and is recorded within general and administrative on the preliminary consolidated statements of operations and comprehensive loss.

Note 4. Notes Receivable

Sezzle’s notes receivable comprise outstanding consumer principal and reschedule fees that Sezzle reasonably expects to collect from its consumers. As of December 31, 2021 and 2020, Sezzle’s notes receivable, related allowance for uncollectible accounts, and deferred net origination fees are recorded within the preliminary consolidated balance sheets as follows:

	2021	2020
Notes receivable, gross	$162,341,675	$95,398,668
Less allowance for uncollectible accounts:
Balance at beginning of year	(11,133,146)	(3,461,837)
Provision	(52,621,682)	(19,587,918)
Charge-offs, net of recoveries totaling $6,153,728 and $648,799, respectively	40,640,655	11,916,609
Total allowance for uncollectible accounts	(23,114,173)	(11,133,146)
Notes receivable, net of allowance	139,227,502	84,265,522
Deferred Sezzle income	(5,240,919)	(3,458,222)
Notes receivable, net	$133,986,583	$80,807,300

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Sezzle maintains an allowance for uncollectible accounts at a level necessary to absorb estimated probable losses on principal and reschedule fee receivables from consumers. Any amounts delinquent after 90 days are charged-off with an offsetting reversal of the allowance for doubtful accounts through the provision for uncollectible accounts. Additionally, amounts identified as no longer collectible—such as when a consumer becomes deceased or bankrupt—are charged off immediately. Principal payments recovered after the 90 day charge-off period are recognized as a reduction to the allowance for uncollectible accounts in the period the receivable is recovered. Sezzle has not changed the methodology for estimating its allowance for uncollectible accounts during the year ended December 31, 2021.

Sezzle uses its judgment to evaluate the allowance for uncollectible accounts based on current economic conditions and historical performance of consumer payments. The historical vintages are grouped into semi-monthly populations for purposes of the allowance assessment. The balances of historical cumulative charge-offs by vintage support the calculation for estimating the allowance for uncollectible accounts for vintages outstanding less than 90 days.

Sezzle estimates the allowance for uncollectible accounts by segmenting consumer accounts receivable by the number of days balances are delinquent. Balances that are at least one day past the initial due date are considered delinquent. Balances that are not delinquent are considered current. Consumer notes receivable are charged-off following the passage of 90 days without receiving a qualifying payment, upon notice of bankruptcy, or death. Consumers are allowed to reschedule a payment one time without incurring a reschedule fee and the principal of a rescheduled payment is not considered to be delinquent. If consumers reschedule a payment more than once in the same order cycle they are subject to a reschedule fee.

Deferred Sezzle income is comprised of unrecognized merchant fees and consumer reschedule fees net of direct note origination costs, which are recognized over the duration of the note with the consumer and are recorded as an offset to Sezzle income on the preliminary consolidated statements of operations and comprehensive loss. Sezzle’s notes receivable had a weighted average days outstanding of 34 days, consistent with the prior year’s duration.

The following table summarizes Sezzle’s gross notes receivable and related allowance for uncollectible accounts as of December 31, 2021 and 2020:

	2021			2020
	Gross Receivables	Less Allowance	Net Receivables	Gross Receivables	Less Allowance	Net Receivables
Current	$139,024,393	$(7,989,217)	$131,035,176	$79,673,073	$(2,692,254)	$76,980,819
Days past due:
1–28	12,263,154	(5,126,611)	7,136,543	9,574,902	(3,616,327)	5,958,575
29–56	5,266,164	(4,267,236)	998,928	3,576,255	(2,646,627)	929,628
57–90	5,787,964	(5,731,109)	56,855	2,574,438	(2,177,938)	396,500
Total	$162,341,675	$(23,114,173)	$139,227,502	$95,398,668	$(11,133,146)	$84,265,522

APPENDIX 4E: PRELIMINARY FINAL REPORT | 28

Note 5. Other Receivables

As of December 31, 2021 and 2020, the balance of other receivables, net, on the preliminary consolidated balance sheets is comprised of the following:

	2021	2020
Account reactivation fees receivable, net	$1,325,443	$804,060
Receivables from merchants	3,758,656	599,246
Other receivables, net	$5,084,099	$1,403,306

Account reactivation fees are applied to principal installments that are delinquent for more than 48 hours (or longer depending on the regulations within a specific state jurisdiction) after the scheduled installment payment date. Any account reactivation fees associated with a delinquent payment are considered to be the same number of days delinquent as the principal payment. Account reactivation fees receivable, net, is comprised of outstanding account reactivation fees that Sezzle reasonably expects to collect from its consumers.

As of December 31, 2021 and 2020, Sezzle’s account reactivation fees receivable and related allowance for uncollectible accounts are recorded within the preliminary consolidated balance sheets as follows:

	2021	2020
Account reactivation fees receivable, gross	$3,016,514	$1,875,648
Less allowance for uncollectible accounts:
Balance at start of period	(1,071,588)	(483,518)
Provision	(6,128,851)	(2,347,733)
Charge-offs, net of recoveries totaling $1,273,319 and $71,110, respectively	5,509,368	1,759,663
Total allowance for uncollectible accounts	(1,691,071)	(1,071,588)
Account reactivation fees receivable, net	$1,325,443	$804,060

Sezzle maintains the allowance at a level necessary to absorb estimated probable losses on consumer account reactivation fee receivables. Any amounts delinquent after 90 days are charged-off with an offsetting reversal of the allowance for doubtful accounts through the provision for uncollectible accounts. Additionally, amounts identified as no longer collectible—such as when a consumer becomes deceased or bankrupt—are charged off immediately. Payments recovered after the 90 day charge-off period are recognized as a reduction to the allowance for uncollectible accounts in the period the receivable is recovered. Sezzle has not changed the methodology for estimating its allowance for uncollectible accounts during the year ended December 31, 2021.

Receivables from merchants primarily represent merchant fees receivable for orders settled with the Sezzle Virtual Card solution. Virtual card transactions are settled with the merchant for the full purchase price at the point of sale and Sezzle separately invoices the merchant for the merchant fees due to Sezzle.

Additionally, during the years ended December 31, 2021 and 2020, the Company recorded direct write-downs of $1,221,001 and $376,120, respectively, for other uncollectible receivables from merchants which are included in transaction expense on the preliminary consolidated statements of operations and comprehensive loss. Such write-downs are also included in the provision for uncollectible other receivables on the preliminary consolidated statements of cash flows.

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Note 6. Leases

Sezzle is currently entered into operating leases for its corporate office spaces in the United States, Canada, India, Lithuania, and Brazil. Total lease expense incurred for the years ended December 31, 2021 and 2020 was $472,876 and $513,248, respectively. Lease expense is recognized within general and administrative on the preliminary consolidated statements of operations and comprehensive loss. Cash payments for leases totaled $466,315 and $558,631 for the years ended December 31, 2021 and 2020.

Right-of-use assets and lease liabilities are recognized as of the commencement date based on the present value of the remaining lease payments over the lease term which include renewal periods that the Company is reasonably certain to exercise. Right-of-use assets and lease liabilities are recorded within current assets and liabilities, respectively, on the preliminary consolidated balance sheets.

During the year ended December 31, 2021, Sezzle renewed a portion of its operating leases in the United States and Canada, which it had previously determined it was unlikely to renew. Additionally, Sezzle entered into new operating lease agreements in Lithuania and Brazil. As a result, Sezzle recorded an increase in its operating right-of-use assets and its corresponding lease liabilities of $328,341.

The expected maturity of the Company’s operating leases as of December 31, 2021 is as follows:
2022	$205,637
2023	91,133
2024	12,753
Interest	(46,602)
Present value of lease liabilities	$262,921

The weighted average remaining term of the Company’s operating leases is 1.5 years and its weighted average discount rate for all operating leases is 5.25%. As of December 31, 2021, Sezzle has not entered into any lease agreements that contain residual value guarantees or financial covenants.

Note 7. Commitments and Contingencies

Merchant Contract Obligations

The Company has entered into several agreements with third-parties in which Sezzle will reimburse these third-parties for mutually agreed upon co-branded marketing and advertising costs. As of December 31, 2021 and 2020, the Company had outstanding agreements that stipulate Sezzle will commit to spend up to approximately $35 million and $1 million, respectively, in marketing and advertising spend in future periods. These agreements generally have contractual terms ranging from one to three years.

Expenses incurred relating to these agreements totaled $6,496,361 and $3,220,959 for the years ended December 31, 2021 and 2020, respectively. These expenses are included within marketing, advertising, and tradeshows on the preliminary consolidated statements of operations and comprehensive loss. Sezzle had approximately $83,000 and $211,000 recorded as a prepaid expense related to these agreements in the preliminary consolidated balance sheets as of December 31, 2021 and 2020, respectively.

Certain agreements also contain provisions that may require payments by the Company and are contingent on Sezzle and/or the third party meeting specified criteria, such as achieving volume targets and implementation benchmarks. As of December 31, 2021, the Company had outstanding agreements that stipulate Sezzle may spend approximately $1 million in future periods if such criteria are met.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 30

Note 8. Income Taxes

The components of worldwide loss before tax for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
United States	$(63,243,797)	$(29,879,368)
International	(11,866,150)	(2,482,408)
Total	$(75,109,947)	$(32,361,776)

The income tax expense components for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
Current tax expense
Federal	$—	$—
Foreign	—	—
State	58,416	30,964
Deferred tax expense
Federal	—	—
Foreign	—	—
State	—	—
Income tax expense	$58,416	$30,964

The components of the net deferred tax assets and liabilities as of December 31, 2021 and December 31, 2020 are as follows:

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$17,943,717	$5,849,989
Allowance for uncollectible accounts	6,171,512	2,822,803
Equity based compensation	3,037,428	773,546
Lease liability	50,408	31,855
Startup costs	10,517	10,857
Accruals	294,379	1,722,143
Nondeductible interest	945,153	—
Other	290,029	144,194
Total net deferred tax assets	28,743,143	11,355,387
Valuation allowance	(28,649,938)	(11,227,262)
Deferred tax liabilities:
Depreciation and amortization	(36,457)	(93,439)
Equity based compensation	(356)	(1,664)
Right-of-use asset	(56,392)	(33,022)
Total net deferred tax liabilities	(93,205)	(128,125)
Net deferred tax asset (liability)	$—	$—

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A reconciliation of the Company’s provision for income taxes at the federal statutory rate to the reported income tax provision for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
Computed “expected” tax benefit	(21.0)%	(21.0)%
State income tax benefit, net of federal tax effect	(2.6)	(1.7)
Nondeductible equity based compensation	1.2	0.1
Other permanent differences	0.3	—
Change in valuation allowance	23.2	23.4
Foreign rate differentials and other	(1.0)	(0.7)
Income tax expense	0.1%	0.1%

As of December 31, 2021, the Company had federal, state, and foreign net operating loss carryforwards of approximately $60,176,655, $28,801,038, and $13,913,947, respectively. The federal net operating loss carryforwards that originated after 2017 have an indefinite life and may be used to offset 80% of a future year’s taxable income. The federal net operating loss carryforwards that originated prior to 2018 have expiration dates between 2036 and 2037. The state net operating losses will carryforward for between 15 years and indefinitely and begin to expire in 2031.

The Company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income is subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. An ownership change under Section 382 has not been determined at this time.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2021. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth.

On the basis of this evaluation, as of December 31, 2021, a valuation allowance of $28,649,938 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. The change in valuation allowance was approximately $17,423,000 and $7,567,000 for the years ended December 31, 2021 and 2020, respectively.

The Company files income tax returns in the U.S. federal jurisdiction, Brazil, Canada, Germany, India, Lithuania, the Netherlands and various U.S. states. The Company does not believe an uncertain tax position exists as of December 31, 2021. Based on the Company’s assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months. In connection with the adoption of the referenced provisions, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. As of December 31, 2021, the Company had no accrued interest and penalties.

The Company’s federal and state tax returns are open for review going back to the 2018 tax year.

The Tax Cuts and Jobs Act, signed into U.S. legislation on December 22, 2017, introduced a new Global Intangible Low-Taxed Income (“GILTI”) provision. Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either 1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period cost when incurred, or 2) factoring such amounts into the Company’s measurement of its deferred taxes. GILTI depends not only on the Company’s current structure and estimated future income, but also on intent and ability to modify the structure or business. The Company has chosen to treat GILTI as a current-period cost when incurred.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 32

In November 2018, the U.S.Treasury issued proposed regulations for the new section 163(j), which generally limits business interest deductions to 30% of adjusted taxable income (“ATI”). Any disallowed business interest can be carried forward on an indefinite basis. The March 2020 CARES Act increased the limitation to 50% of adjusted taxable income. For the year ended December 31, 2021, the Company has disallowed business interest carryforwards of $3,874,493.

Management’s intention is to reinvest foreign earnings into the Company’s foreign operations. To date, Sezzle’s various foreign subsidiaries do not have any earnings.

Note 9. Stockholders’ Equity

Repurchase and Retirement of Common Stock

On June 3, 2020, the Company repurchased 343,750 common shares from an existing stockholder. The purchase was made at the original cost basis, totaling $2,234, and is recorded as a reduction in common stock and additional paid-in capital within the preliminary consolidated statements of stockholders’ equity as of December 31, 2020. The repurchased shares were retired upon purchase by the Company.

Sezzle retains a portion of vested restricted stock units to cover withholding taxes for employees. As of December 31, 2020, Sezzle had withheld 152,035 shares at a value totaling $875,232. As of December 31, 2021, Sezzle had withheld 660,118 shares at a value totaling $3,691,322. Sezzle recognizes these amounts as treasury stock, at cost, within the preliminary consolidated balance sheets as a reduction to stockholders’ equity.

Issuance of Common Stock

On July 15, 2020, Sezzle raised $55,316,546 of proceeds via an institutional placement. On August 10, 2020, the Company raised an additional $5,140,710 of proceeds via a Securities Purchase Plan offered to existing investors. The total costs of the capital raise were $2,484,504, resulting in overall net proceeds of $57,972,752. In exchange for the capital raise, Sezzle issued 16,289,935 Chess Depository Interests (“CDIs”) at a price of $3.82 per CDI (A$5.30). The issued CDIs are equivalent to common shares on a 1:1 basis.

On July 14, 2021, Sezzle agreed to issue Discover Financial Services LLC $30,000,000 of the Company’s common stock at a price of $6.58 per share (A$8.83), which was completed on July 19, 2021. The Company incurred issuance costs of $2,768 in connection to this sale. The proceeds from the sale offset such issuance costs within stockholders’ equity on the preliminary consolidated balance sheets.

Note 10. Employee Benefit Plan

During the years ended December 31, 2021 and 2020, the Company sponsored a defined contribution 401(k) plan for eligible U.S. employees. Participants in the plan can elect to defer a portion of their eligible compensation, on a pre- or post-tax basis, subject to annual statutory contribution limits. Additionally, in 2021 the Company began sponsoring a defined contribution Registered Retirement Savings Plan (“RRSP”) for eligible Canadian employees. Participants in the RRSP can elect to defer a portion of their eligible compensation on a pre-tax basis, subject to annual statutory contribution limits. Assets under both plans are held separately from those of the Company in funds under the control of a third-party trustee.

Effective July 1, 2021 the Company began matching up to six percent of employee contributions under both plans. During the year ended December 31, 2021, the Company incurred expenses of $573,583 related to matching contributions. The Company made no contributions to the plan during the year ended December 31, 2020.

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Note 11. Line of Credit

For the years ended December 31, 2021 and 2020, interest expense relating to the utilization of its lines of credit was $1,745,528 and $2,238,740, respectively. Interest expense relating to unused daily amounts was $560,687 and $229,523 for the years ended December 31, 2021 and 2020, respectively. Amortization expense recorded for debt issuance costs related to its lines of credit totaled $689,930 and $417,054 for the years ended December 31, 2021 and 2020, respectively.

2019 Line of Credit Agreement

On November 29, 2019, Sezzle Funding SPE, LLC and Sezzle Inc. entered into a Loan and Security Agreement (the “Loan Agreement”) with Bastion Consumer Funding II, LLC, Atalaya Asset Income Fund IV LP, and Hudson Cove Credit Opportunity Master Fund, LP (the “Syndicate”) for a credit facility of $100,000,000 with a maturity date of May 29, 2022. The Loan Agreement bore interest at a floating per annum rate equal to the 3-month LIBOR + 7.75% (minimum 9.50%). The interest rate was 9.50% as of December 31, 2020. Beginning May 27, 2020, any daily unused amounts incurred a facility fee due to the Syndicate from Sezzle at a rate of .50% per annum. The Company had an outstanding revolving line of credit balance of $40,000,000 as of December 31, 2020, recorded within line of credit, net as a non-current liability on the preliminary consolidated balance sheets.

Under the Loan Agreement, interest on borrowings was due monthly and all borrowings were due at maturity. Borrowings subsequent to May 1, 2019 were based on 90% of eligible notes receivable from both the United States and Canada, defined as past due balances outstanding less than 30 days originating from the United States. The Company’s obligations under the Loan Agreement were secured by its consumer notes receivable. The collateral did not include the Company’s intellectual property, but the Company had agreed not to encumber its intellectual property without the consent of the Syndicate. As of December 31, 2020, Sezzle had pledged $70,989,536 of its notes receivable to Sezzle Funding SPE, LLC. Sezzle had an unused borrowing capacity of $23,890,582 as of December 31, 2020.

The Company was required to maintain a drawdown from the credit facility of at least $20,000,000 beginning November 29, 2019 and of at least $40,000,000 beginning November 29, 2020. In February 2021, the Company paid a $1,000,000 fee to terminate this Loan Agreement and repaid the amounts outstanding under the credit facility with proceeds from the Company’s new line of credit, which is defined below. Total cumulative cash payments for debt issuance costs related to this Loan Agreement were $663,649.

2021 Line of Credit Agreement

On February 10, 2021, Sezzle Funding SPE II, LLC, a wholly owned indirect subsidiary of Sezzle, (the “Borrower”) entered into a senior secured asset-based revolving credit facility, with a borrowing capacity of up to $250,000,000 (the “line of credit”), which is governed by a credit agreement entered into by the Borrower, Goldman Sachs Bank USA (the “Class A senior lender”), and Bastion Consumer Funding II LLC and Bastion Funding IV LLC (the “Class B mezzanine lenders”). The line of credit has a maturity date of June 12, 2023 (a 28-month term from the agreement date).

Fifty percent of the total available funding facility ($125,000,000) is committed (the “Committed Facility”), while the remaining fifty percent ($125,000,000) is available to the Company for expanding its funding capacity (the “Incremental Facility”). Each of the Committed Facility and Incremental Facility is split between the Class A senior lender and Class B mezzanine lenders (in the amounts of $97.2 million and $27.8 million for each facility, respectively), and the amounts available to be borrowed from the Class A senior lender and Class B mezzanine lenders are subject to separate borrowing bases. Loans under the Incremental Facility are available at the sole discretion of each Class A and Class B lender. The Company had an outstanding line of credit balance of $78,800,000 as of December 31, 2021, recorded within line of credit, net, as a non-current liability on the preliminary consolidated balance sheets.

The agreement is secured by the Company’s consumer notes receivable it chooses to pledge. Borrowings are generally based on 90% of eligible notes receivable pledged, or 85% if the weighted average FICO scores of the pledged receivables fall below 580. Eligible notes receivable are defined as notes receivable from consumers in the United States or Canada that are less than 15 days past due. As of December 31, 2021, Sezzle had pledged $149,203,705 of its notes receivable and had an unused borrowing capacity of $29,771,561.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 34

The obligations of the Borrower under the line of credit are guaranteed by Sezzle Funding SPE II Parent, LLC, a wholly owned subsidiary of Sezzle, (“SPE II Parent”), which is the sole member and owner of 100% of the equity interests of the Borrower, pursuant to the Pledge and Guaranty Agreement dated as of February 10, 2021 (the “Parent Guaranty”), entered into by SPE II Parent in favor of Goldman Sachs Bank USA, as administrative agent, on behalf of the secured parties under the line of credit. The line of credit is further supported by a limited guaranty and indemnity of certain losses, expenses, and claims of the lenders and other secured parties, provided by the Company, as the direct owner of 100% of the legal and beneficial equity interests in SPE II Parent, pursuant to the Limited Guaranty and Indemnity Agreement entered into as of February 10, 2021 (the “Limited Guaranty”) by the Company for the benefit of Goldman Sachs Bank USA, as administrative agent on behalf of the secured parties under the line of credit.

The line of credit carries an interest rate of 3-month LIBOR+3.375% and 3-month LIBOR+10.689% (the LIBOR floor rate is set at 0.25%) for funds borrowed from the Class A senior lender and Class B mezzanine lenders, respectively. As of December 31, 2021, the weighted average interest rate was 5.25%. Interest on borrowings is due on collection dates as specified in the loan agreement, typically fortnightly.

Additionally, any unused daily amounts incurred a facility fee at a rate of 0.50% per annum until May 11, 2021. Beginning May 11, 2021, the facility fee rate became variable, dependent on the percentage of the line of credit utilized. If less than one-third of the facility is used, the rate is 0.65% per annum; if between one-third and two-thirds of the facility is used, the rate is 0.50% per annum; and if more than two-thirds of the facility is used, the rate is 0.35% per annum. In the event of a prepayment due to a broadly marketed and distributed securitization transaction with a party external to the agreement, an exit fee of 0.75% of such prepaid balance will be due to the lender upon such transaction. Total cash payments for debt issuance costs relating to the new line of credit were $1,697,705 as of December 31, 2021.

The agreement governing the line of credit includes certain restrictive covenants and, among other things and subject to certain exceptions and qualifications, limits the Borrower’s ability to: (i) incur or guarantee additional indebtedness, (ii) make investments or other restricted payments, (iii) acquire assets or form or acquire subsidiaries; (iv) create liens, (v) sell assets, (vi) pay dividends or make other distributions or repurchase or redeem capital stock, (vii) engage in certain transactions with affiliates, (viii) enter into agreements that restrict the creation or incurrence of liens other than the line of credit and related documents; (ix) engage in liquidations, mergers or consolidations; and (x) make any material amendment, modification or supplement to its credit guidelines or servicing guide. SPE II Parent is subject to similar restrictive covenants contained in the Parent Guaranty.

The Limited Guaranty includes financial maintenance covenants pertaining to the tangible net worth, liquidity and leverage of the Company and its subsidiaries on a consolidated basis (the “Consolidated Group”). The Consolidated Group is required to maintain at all times a minimum tangible net worth of (i) if the aggregate outstanding principal balance of advances under the line of credit is less than or equal to $125.0 million, $15.0 million or (ii) if the aggregate outstanding principal balance of advances under the line of credit is greater than $125.0 million, $30.0 million. With respect to liquidity, the Consolidated Group must maintain unrestricted cash at all times in an amount at least equal to the greater of (i) $7.5 million and (ii) 7.5% of the amount funded under the line of credit. The Consolidated Group is also required to maintain a maximum leverage ratio, tested as of the last day of each fiscal quarter, of (i) on or prior to March 31, 2022, 8.00 to 1.00 and (ii) after March 31, 2022, 12.00 to 1.00. All three financial covenants are subject to tightening should the Company become party to a comparable guaranty containing similar financial covenants set at more restrictive levels. A failure by the Company to satisfy the financial covenants under the Limited Guaranty constitutes an event of default under the line of credit.

The credit agreement governing the line of credit also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). An immediate event of default is also deemed to have occurred if ratios pertaining to defaulted collateral receivables of a particular vintage or past due collateral receivables within a certain collection period exceed pre-determined levels.

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Note 12. Long Term Debt

Minnesota Department of Employment and Economic Development Loan

On July 26, 2018, the Minnesota Department of Employment and Economic Development (“DEED”) funded a $250,000 seven-year interest-free loan to Sezzle under the State Small Business Credit Initiative Act of 2010 (the “Act”). The Act was created for additional funds to be allocated and dispersed by states that have created programs to increase the amount of capital made available by private lenders to small businesses. The loan proceeds are used for business purposes, primarily start-up costs and working capital needs. The loan may be prepaid in whole or in part at any time without penalty. If more than fifty percent of the ownership interest in Sezzle is transferred during the term of the loan, the loan will be required to be paid in full, along with a penalty in the amount of thirty percent of the original loan amount. The loan matures and is due to be paid back to DEED in June 2025.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds in the amount of $1,220,332 under the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act, provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. PPP loans are uncollateralized and guaranteed by the SBA, and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion of the PPP loan is payable over two years at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, the PPP loan terms do not include prepayment penalties.

On June 24, 2021, the Company repaid the loan in full, comprising $1,220,332 in principal and $14,779 in accrued interest. The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted or the loan has been repaid in full. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

Note 13. Equity Based Compensation

The Company issues incentive and non-qualified stock options, restricted stock units, and restricted stock awards to employees and non-employees with vesting requirements varying from six months to four years. The Company utilizes the Black-Scholes model for valuing stock option issuances and the grant date fair value for valuing restricted stock issuances.

Equity based compensation expense, including vesting of restricted stock units, totaled $14,161,754 and $7,010,844 for the years ended December 31, 2021 and 2020, respectively. Equity based compensation expense is recorded within personnel on the preliminary consolidated statements of operations and comprehensive loss.

2016 Employee Stock Option Plan

The Company adopted the 2016 Employee Stock Option Plan on January 16, 2016. The number of options authorized for issuance under the plan is 10,000,000. The Company had 5,659,017 and 6,844,170 options issued and outstanding under the plan as of December 31, 2021 and 2020, respectively. Additionally, the Company had 38,888 and 155,556 of restricted stock awards issued and outstanding as of December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, 880,650 and 1,344,145 options were exercised into 880,650 and 1,344,145 shares of common stock, respectively.

2019 Equity Incentive Plan

The Company adopted the 2019 Equity Incentive Plan on June 25, 2019. The number of options authorized for issuance under the plan is 26,000,000. The Company had 15,129,021 and 17,671,374 options issued and outstanding as of December 31, 2021 and 2020, respectively; and 1,467,292 and 2,680,259 restricted stock units issued and outstanding as of December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, 802,747 and 392,331 options were exercised into 802,747 and 392,331 shares of common stock, respectively.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 36

2021 Equity Incentive Plan

The Company adopted the 2021 Equity Incentive Plan on June 15, 2021. The number of options authorized for issuance under the plan is 25,000,000. As of December 31, 2021 the Company had 433,980 options issued and outstanding, and 4,316,959 restricted stock units issued and outstanding. During the year ended December 31, 2021, no options were exercised into shares of common stock.

Sezzle Payments Employee Share Option Plan

Sezzle Payments Private Limited, an Indian subsidiary of Sezzle, adopted the Sezzle Payments Employee Share Option Plan on February 25, 2021. Options under this plan are issued to employees of the subsidiary and are exercisable into common shares of the subsidiary. As of December 31, 2021, 530,305 options were issued and outstanding under the plan. During the year ended December 31, 2021, no options vested nor were exercised into shares of common stock. Equity based compensation expense associated with the plan totaled $378,551 and is recognized within personnel on the preliminary consolidated statements of operations and comprehensive loss, offset against additional paid-in capital of Sezzle. When an option is exercised under this plan the newly issued shares will be reported as non-controlling interest at an amount equal to the proportional share of the subsidiary’s equity with a corresponding offset to additional paid-in capital on the preliminary consolidated balance sheets.

The following tables summarize the options issued, outstanding, and exercisable under the Company’s equity based compensation plans as of December 31, 2021 and 2020:

	For the year ended December 31, 2021
	Number of Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Life
Outstanding, beginning of period	24,515,544	$1.343	$84,731,639	8.65
Granted	1,922,480	6.288	—	—
Exercised	(1,683,397)	0.706	8,328,073	—
Canceled	(3,532,609)	2.368	—	—
Outstanding, end of period	21,222,018	1.735	23,115,008	7.76
Exercisable, end of period	11,137,578	1.017	16,036,993	7.05
Expected to vest, end of period	10,084,440	$2.550	$7,078,015	8.55

	For the year ended December 31, 2020
	Number of Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Life
Outstanding, beginning of period	17,052,503	$0.624	$14,895,996	9.18
Granted	10,105,163	0.826	—	—
Exercised	(1,736,476)	0.305	5,917,834	—
Canceled	(905,646)	0.096	—	—
Outstanding, end of period	24,515,544	1.343	84,731,639	8.65
Exercisable, end of period	7,064,077	0.522	29,883,424	8.04
Expected to vest, end of period	17,451,467	$1.675	$54,848,215	8.90

The following table represents the assumptions used for estimating the fair values of stock options granted to employees, contractors, and non-employees of the Company under the Black-Scholes method. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the grant date:

	2021	2020
Risk-free interest rate	0.65%–1.07%	0.37%–0.56%
Expected volatility	87.39%–90.89%	91.30%–93.83%
Expected life (in years)	6.00	6.00
Weighted average estimated fair value of options granted	$4.95	$2.23

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The following table represents the assumptions used for estimating the fair values of stock options granted to executives under the Long Term Incentive Plan (LTIP) of the Company under the Monte Carlo Simulation valuation model. Refer to Note 15 for further information around the Company’s LTIP plan. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the grant date:

	2021	2020
Risk-free interest rate	1.62%	0.68%
Expected volatility	87.40%	93.00%
Expected life (in years)	5.81	6.10
Weighted average estimated fair value of options granted	$3.06	$0.64

Restricted stock award and restricted stock unit transactions during the years ended December 31, 2021 and 2020 are summarized as follows:

	For the year ended December 31, 2021		For the year ended December 31, 2020
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Unvested shares, beginning of period	2,833,743	$3.37	772,222	$1.12
Granted	4,733,804	4.64	2,659,094	3.48
Vested	(1,686,349)	4.19	(581,402)	1.02
Forfeited or surrendered	(58,059)	6.25	(16,171)	1.35
Unvested shares, end of period	5,823,139	$4.22	2,833,743	$3.37

During the year ended December 31, 2021, employees and non-employees received restricted stock units totaling 4,733,804. Vesting of restricted stock units and restricted stock awards totaled 1,569,681 and 116,668, respectively. The shares underlying the restricted stock units granted in 2021 were assigned a weighted average fair value of $4.64 per share, for a total value of $21,964,851. The restricted stock issuances are scheduled to vest over a range of one to four years.

During the year ended December 31, 2020, employees and non-employees received restricted stock units totaling 2,659,094. Vesting of restricted stock units and restricted stock awards totaled 464,736 and 116,666, respectively. The shares underlying the restricted stock units granted in 2020 were assigned a weighted average fair value of $3.48 per share, for a total value of $9,250,511. The restricted stock issuances are scheduled to vest over a range of one to four years.

As of December 31, 2021, the total compensation cost related to non-vested awards not yet recognized is $27,305,036 and is expected to be recognized over the weighted average remaining recognition period of approximately 2.6 years.

As of December 31, 2020, the total compensation cost related to non-vested awards not yet recognized is $23,912,268 and is expected to be recognized over the weighted average remaining recognition period of approximately 3.1 years.

Note 14. Merchant Accounts Payable

During the years ended December 31, 2021 and 2020, Sezzle offered its merchants an interest bearing program in which merchants could defer payment from the Company in exchange for interest. Merchant accounts payable in total were $96,516,668 and $60,933,272 as of December 31, 2021 and 2020, respectively, as disclosed in the preliminary consolidated balance sheets. Of these amounts, $78,097,910 and $53,528,501 were recorded within the merchant interest program balance as of December 31, 2021 and 2020, respectively.

Deferred payments retained in the program bear interest at the LIBOR daily (3 month) rate plus three percent (3.0%) on an annual basis, compounding daily. The weighted average annual percentage yield was 3.22% and 5.43% for the years ended December 31, 2021 and 2020, respectively. Interest expense associated with the program totaled $2,314,770 and $1,475,554 for the years ended December 31, 2021 and 2020, respectively.

Deferred payments are due on demand, up to $250,000 during any seven day period, at the request of the merchant. Any request larger than $250,000 is honored after 7 days. Sezzle reserves the right to impose additional limits on the program and make changes to the program without notice or limits. These limits and changes to the program can include but are not limited to: maximum balances, withdrawal amount limits, and withdrawal frequency.

APPENDIX 4E: PRELIMINARY FINAL REPORT | 38

Note 15. Short and Long–Term Incentive Plans

In May 2020, the Company adopted a short-term incentive compensation plan for its employees and executives. The program is based on achievements where individuals will be compensated for Company-wide and individual and/or team performance for the fiscal year. Measurement of compensable amounts is determined at the end of the year and payouts to individuals are generally made in the form of restricted stock units in the following year. As of December 31, 2020 the Company had accrued an estimate of $2,133,806 for this program, which was recorded in accrued liabilities on the preliminary consolidated balance sheets. During 2021 the Company determined the final compensation amounts for the 2020 plan and issued restricted stock units valued at $1,910,139 as compensation to eligible employees, recorded as a reclassification from accrued liabilities to stockholder’s equity. The Company did not have an accrual for the short-term incentive program as of December 31, 2021.

The Company also adopted a long-term incentive plan (LTIP) for its executive team in May 2020. The LTIP comprises grants of market priced stock options under the 2019 Equity Incentive Plan, with vesting subject to required levels of Comparative Total Shareholder Return (TSR) tested over three years, and subject to continued employment for a three-year period ending January 1, 2023. Both the market and service vesting conditions must be met in order for the grantee to vest at the end of the three year measurement period. Each of the eligible executive and designated senior officers of the Company was awarded a long term incentive stock option grant to purchase shares on May 22, 2020. The stock options have an exercise price of A$2.10 per share, based on the closing sale price of CHESS Depository Interests (CDIs) on the Australian Securities Exchange (ASX) on May 21, 2020, the trading day prior to the date of grant. The amount of each award is equal to 300% of the individual’s salary in effect as of May 22, 2020 (100% for each of the three years in the performance period and pro-rated for start date). The Company’s stock price performance will be measured based on its volume weighted average price relative to other companies included within the S&P/ASX All Technology Index. The number of long term incentive stock option grants were calculated based on a fair value of $0.64 per option, determined under the Monte Carlo Simulation valuation method.

During 2021 an executive became eligible for the LTIP program and was issued an option award on March 12, 2021. The total fair value of the award is equal to 200% of the individual’s salary in effect on the date of grant. The awards have an exercise price of A$8.00 and a fair value of $3.06 per award. This award is subject to the same market and service vesting conditions as the grants issued in 2020, though is measured over a two-year period ending January 1, 2023.

The compensable amounts under the LTIP to executive board members were subject to shareholder approval. Due to the pending approval as of December 31, 2020, the Company remeasured the fair value of the awards issued to executive board members utilizing the Monte Carlo Simulation valuation method and accrued $4,483,073 within other non-current liabilities in the preliminary consolidated balance sheets, and offset by an expense recognized in personnel on the preliminary consolidated statements of operations and comprehensive loss. The Company remeasured the fair value of the awards on March 31, 2021 and on June 10, 2021, when the Company received shareholder approval to grant the LTIP awards to executive board members in the form of performance-based restricted stock units. Upon the approval date the Company reclassified the awards from other long-term liabilities to stockholder’s equity. The total fair value reclassified from liability to stockholder’s equity for the LTIP awards was $8,580,123. Total expense recognized related to compensation under the LTIP program was $6,680,130 and $5,939,644 for the years ended December 31, 2021 and 2020, respectively.

Note 16. Net Loss Per Share

The computation for basic net loss per share is established by dividing net losses for the period by the weighted average shares outstanding during the reporting period, including repurchases carried as treasury stock. Diluted net loss per share is computed in a similar manner, with the weighted average shares outstanding increasing from the assumed exercise of employee stock options (including options classified as liabilities) and assumed vesting of restricted stock units (if dilutive). Given the Company is in a loss position, the impact of including assumed exercises of stock options and vesting of restricted stock units would have an anti-dilutive impact on the calculation of diluted net loss per share and, accordingly, diluted and basic net loss per share were equal for the years ended December 31, 2021 and 2020.

Note 17. Subsequent Events

On February 28, 2022, the Company entered into a definitive agreement with Zip Co Limited (“Zip”) under which Zip has agreed to acquire Sezzle in an all-scrip transaction by way of a statutory merger under the laws of the State of Delaware (the “Proposed Transaction”). Subject to the satisfaction or waiver of specified closing conditions, Sezzle stockholders will be entitled to receive 0.98 Zip ordinary shares for every share of Sezzle common stock owned (including as represented by a CDI in Sezzle). The total consideration for the Sezzle shares in the Proposed Transaction represents an implied value of Sezzle of approximately A$491 million (based on the trading price of Zip ordinary shares on the Australian Securities Exchange (“ASX”) as of the close at February 25, 2022). Closing of the Proposed Transaction is expected to occur by the end of the third quarter of 2022.

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